Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

WARREN RESOURCES, INC.

AGREEMENT made as of the        of                    (the “Grant Date”), between Warren Resources, Inc. (the “Company”), a Maryland corporation, and Philip A. Epstein (the “Participant”).

WHEREAS, the Company has adopted the Warren Resources, Inc. 2010 Stock Incentive Plan (the “Plan”) to promote the interests of the Company by providing an incentive for employees, directors and consultants of the Company or its Subsidiaries;

WHEREAS, the Company and the Participant are parties to that certain Executive Employment Agreement dated December 3, 2012 (the “Employment Agreement”);

WHEREAS, in accordance with the Employment Agreement and pursuant to the provisions of the Plan, the Company desires to offer to the Participant shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), all on the terms and conditions hereinafter set forth; and

WHEREAS, the parties hereto understand and agree that any terms used and not otherwise defined herein have the meanings ascribed to such terms in the Employment Agreement or the Plan, as applicable; provided that if there is any disagreement between the definition of a term that is provided in both the Plan and the Employment Agreement, then the definition provided in the Employment Agreement shall supersede the definition provided in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Terms of Grant.  The Participant hereby accepts the offer of the Company to issue to the Participant, in accordance with the terms of the Plan and this Agreement, 695,000 shares of the Company’s Common Stock (such shares, subject to adjustment pursuant to Section 12 of the Plan and Subsection 2.1(g) hereof, the “Granted Shares”) at a per share purchase price of $.0001 (the “Purchase Price”), which shall be paid to the Company by Participant no later than thirty (30) days following the Grant Date.  Failure to pay the Purchase Price as provided for herein will result in an automatic termination of this Agreement and the rights to the Participant hereunder.

2.1.                            Lapsing Forfeiture Right.

(a)                                 Lapsing Forfeiture Right.  Except as set forth in Subsections 2.1(b) and 2.1(c) hereof, all of the Granted Shares are unvested and shall be subject to a lapsing forfeiture right on the part of the Company until they have become vested in accordance with this Section 2.1(a) (the “Lapsing Forfeiture Right”).  Any Granted Shares that remain subject to the Lapsing Forfeiture Right (x) as of the date the Participant is no longer an employee of the Company or a Subsidiary, the Participant (or the Participant’s Survivor), or (y) on the date that is the last business day immediately preceding the fifth anniversary of the Effective Date (as such term is defined in the Employment Agreement) (each date in (x) and (y), the “Termination Date”), shall be forfeited to the Company (or its designee) on the Termination Date.

The Company’s Lapsing Forfeiture Right is as follows:  the Granted Shares will vest and the Company’s Lapsing Forfeiture Right shall lapse based on the average closing trading price (“ACTP”) of the Company’s Common Stock over any period of thirty (30) consecutive trading days (a “Thirty Day Period”) occurring during the period commencing on the Effective Date and ending on the last business day occurring on or before the fifth anniversary of the Effective Date.

Whenever the ACTP achieves a price set forth in the first column below (a “Price Target”), the number of Granted Shares becoming vested shall be as follows:

Price Targets	Number of Granted Shares Becoming Vested	Aggregate Granted Shares Vested
$4	115,833	115,833
$5	96,528	212,361
$6	96,528	308,889
$7	96,528	405,417
$8	96,528	501,944
$9	96,528	598,472
$10	96,528	695,000

In the event of any change in capitalization affecting the Common Stock of the Company as described in section 12 of the Plan, the number of shares of Common Stock covered by each outstanding Award shall be subject to adjustment as therein provided, and the Price Targets shall  adjusted accordingly.

(b)                                 Effect of a Termination by the Company without Cause or resignation by the Participant for Good Reason.  Notwithstanding anything to the contrary contained in this Agreement, in the event of the Company terminates the Participant’s employment without Cause (as such term is defined in the Employment Agreement), or the Participant resigns for Good Reason (as such term is defined in the Employment Agreement), then, only to the extent that none of the Granted Shares has vested and remain subject to the Company’s Lapsing Forfeiture Right, 115,833 Granted Shares will be deemed vested and no longer subject to the Company’s Lapsing Forfeiture Right as of the Termination Date.

(c)                              Effect of Change of Control.  Notwithstanding the provisions in subsection 2.1(a) above, in the event of a Change of Control (as such term is defined in the Employment Agreement), the Granted Shares shall become vested and no longer subject to the Company’s Lapsing Forfeiture Right based upon the price at which the Change of Control occurs, as if such price constituted the ACTP for a Thirty Day Period; provided that for a price between whole dollar amounts, a marginal number of Granted Shares vesting shall be determined based on a straight line interpolation between whole dollar amounts.  Any Granted Shares that do not vest upon the Change of Control shall continue to be held subject to vesting based upon the Price Targets in subsection 2.1(a), provided that if the Company’s Common Stock is no longer publicly traded, vesting shall be determined annually within ninety (90) days  following the end of each fiscal year of the Company based on the fair market value of the Company’s Common

Stock determined by a nationally recognized independent accounting firm using valuation factors that are consistent with Section 409A of the Code and Treas. Reg. §1.409A-1(b)(iv)(B).

(d)                                 Escrow.  The Granted Shares issued to the Participant hereunder which from time to time are subject to the Lapsing Forfeiture Right shall be held in escrow, together with a stock power duly executed by the Participant, by the Company as provided in this Subsection 2.1(d).  As the Granted Shares become vested from time to time the Company shall promptly release from escrow and deliver to the Participant the Granted Shares and the stock power as to which the Company’s Lapsing Forfeiture Right has lapsed.  In the event of forfeiture to the Company of Granted Shares subject to the Lapsing Forfeiture Right, the Company shall release from escrow and cancel the number of Granted Shares so forfeited.  Any cash or securities distributed in respect of the Granted Shares held in escrow, including, without limitation, ordinary cash dividends or shares issued as a result of stock splits, stock dividends or other recapitalizations (“Retained Distributions”), shall also be held in escrow in the same manner as the Granted Shares and all Retained Distributions shall be forfeited to the Company or released from escrow and delivered to the Participant, as the case may be, at such time and in such manner as the Granted Shares to which such Retained Distributions so relate. All ordinary cash dividends retained hereunder shall, during the period in which such dividends are retained by the Company, be deposited into an account at a financial institution selected by the Company, which shall not be required to bear interest or be segregated in a separate account.

(e)                                  Prohibition on Transfer.  The Participant recognizes and agrees that all Granted Shares and Retained Distributions which are subject to the Lapsing Forfeiture Right may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, other than to the Company (or its designee).  The Company shall not be required to transfer any Granted Shares or Retained Distributions on its books which shall have been sold, assigned or otherwise transferred in violation of this Subsection 2.1(e), or to treat as the owner of such Granted Shares or Retained Distributions, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Granted Shares or Retained Distributions shall have been so sold, assigned or otherwise transferred, in violation of this Subsection 2.1(e).  This Subsection 2.1(e) shall not apply to a transfer of the Participant’s Granted Shares and Retained Distributions, solely for estate planning purposes (i) to a Relative of the Participant; (ii) to the trustee of a trust principally for the benefit of the Participant or a Relative of the Participant; (iii) to a legal entity, all interests in which are beneficially owned by any of the persons in clauses (i) and (ii) inclusive; (iv) under a will or the rules of intestacy; or (v) from a trust principally for the benefit of a person and that person’s Relatives to the trust’s beneficiaries.  The term “Relative” means (a) a spouse; or (b) a child or remoter issue, a brother, sister, niece or nephew, or the spouse of any of them.

(f)                                   Failure to Deliver Granted Shares to be Forfeited.  In the event that the Granted Shares to be forfeited to the Company under this Agreement are not in the Company’s possession pursuant to Subsection 2.1(d) above or otherwise and the Participant or the Participant’s Survivor fails to deliver such Granted Shares to the Company (or its designee), the Company may immediately take such action as is appropriate to transfer record title of such Granted Shares from the Participant to the Company (or its designee) and to treat the Participant and such Granted Shares in all respects as if delivery of such Granted Shares had been made as required by this Agreement.  The Participant hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

(g)                                  Adjustments.  The Plan contains provisions covering the treatment of Common Stock in a number of contingencies such as stock splits and mergers.  Provisions in the Plan for adjustment with respect to the Common Stock and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

2.2                         General Restrictions on Transfer of Granted Shares.  The Participant acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Granted Shares before, at the time of, or following the Participant’s Termination, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

3.                                      Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of Granted Shares shall be made in accordance with the requirements of the Securities Act.  The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Granted Shares.  The Company intends to maintain this registration statement but has no obligation to do so.  If the registration statement ceases to be effective for any reason, you will not be able to transfer or sell any of the Granted Shares issued to you pursuant to this Agreement unless exemptions from registration under applicable securities laws are available.  The Company shall not be obligated to either issue the Granted Shares or permit the resale of any Granted Shares if such issuance or resale would violate any securities law, rule or regulation.

4.                                      Legend.  In addition to any legend required pursuant to the Plan, all certificates representing the Granted Shares issued to the Participant pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT DATED AS OF DECEMBER 5, 2012 WITH THIS COMPANY, A COPY OF WHICH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY OR WILL BE MADE AVAILABLE UPON REQUEST.”

5.                                      Rights as a Stockholder.  The Participant shall have all the rights of a stockholder with respect to the Granted Shares, including voting and dividend rights, subject to the transfer and other restrictions set forth herein, including pursuant to Section 2.1(d) hereof and in the Plan.

6.                                      Incorporation of the Plan.  The Participant specifically understands and agrees that the Granted Shares issued under the Plan are being sold to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound.  The provisions of the Plan are incorporated herein by reference.

7.                                      Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Granted Shares issued pursuant to this Agreement, including, without limitation, the Lapsing Forfeiture Right, shall be the Participant’s responsibility.  Without limiting the foregoing, the Participant agrees that, to the extent that the lapsing of restrictions on disposition of any of the

Granted Shares or the declaration of dividends on any such shares before the lapse of such restrictions on disposition results in the Participant’s being deemed to be in receipt of earned income under the provisions of the Code, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company unless the Participant has elected share withholding.

Upon execution of this Agreement, the Participant may file an election under Section 83 of the Code.  The Participant acknowledges that if he or she does not file such an election, as the Granted Shares are released from the Lapsing Forfeiture Right in accordance with Section 2.1, the Participant will have income for tax purposes equal to the Fair Market Value of the Granted Shares at such date, less the price paid for the Granted Shares by the Participant.  The Participant has been given the opportunity to obtain the advice of his or her tax advisors with respect to the tax consequences of the purchase of the Granted Shares and the provisions of this Agreement.

Pursuant to Section 3.2 of the Employment Agreement, the Executive shall have the right to elect to have the Company withhold from that number of Vested Shares to pay any federal, state, or local taxes as required by law to be withheld with respect to the vesting or delivery of the Vested Shares pursuant to the Plan.

8.                                      No Obligation to Maintain Relationship.  Except as provided in the Employment Agreement, the Participant acknowledges that:  (i) the Company is not by the Plan or this Agreement obligated to continue the Participant as an employee, director or Consultant of the Company or Subsidiary; (ii) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (iii) the grant does not by itself create any contractual or other right to receive future grants of Common Stock, or benefits in lieu of Common Stock; (iv) other than with respect to the Company’s grant of the Second Tranche (as such term is defined in the Employment Agreement) on January 2, 2013, all determinations with respect to any such future grants, including, but not limited to, the times when Common Stock shall be granted, the number of Common Stock to be granted, the purchase price, and the time or times when each share of Common Stock shall be free from a lapsing repurchase or forfeiture right, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; and (vi) the Granted Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9.                                      Notices.  Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Warren Resources, Inc.

1114 Avenue of The Americas, 34th Floor

New York, NY  10013

Attn:  General Counsel

If to the Participant:

Philip A. Epstein

33 Harrison St.

New York, NY 10013

or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

10.                               Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

11.                               Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in New York and agree that such litigation shall be conducted in the state courts of New York County, New York or the federal courts of the United States for the Southern District of New York.

12.                               Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

13.                               Entire Agreement.  This Agreement, together with the Plan and the applicable terms of the Employment Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

14.                               Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.                               Consent of Spouse/Domestic Partner.  If the Participant has a spouse or a domestic partner as of the date of this Agreement, the Participant’s spouse or domestic partner shall execute a Consent of Spouse/Domestic Partner in the form of Exhibit A hereto, effective as of the date hereof.  Such consent shall not be deemed to confer or convey to the spouse or domestic partner any rights in the Granted Shares that do not otherwise exist by operation of law or the agreement of the parties.  If the Participant subsequent to the date hereof, marries, remarries or applies to the Company for domestic partner benefits, the Participant shall, not later than 60 days thereafter, obtain his or her new spouse’s/domestic partner’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by having such spouse/domestic partner execute and deliver a Consent of Spouse/Domestic Partner in the form of Exhibit A.

16.                               Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.                               Data Privacy.  By entering into this Agreement, the Participant:  (i) authorizes the Company and each Subsidiary, and any agent of the Company or any Subsidiary administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Subsidiaries such information and data as the Company or any such Subsidiary shall request in order to facilitate the grant of the Granted Shares and the administration of the Plan; and (ii) authorizes the Company and each Subsidiary to store and transmit such information in electronic form for the purposes set forth in this Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WARREN RESOURCES, INC.

By:
Name: David E. Fleming
Title: Senior Vice President & General Counsel

PARTICIPANT:

Print name: Philip A. Epstein

EXHIBIT A

CONSENT OF SPOUSE/DOMESTIC PARTNER

I,                                                         , spouse or domestic partner of                                                           , acknowledge that I have read the RESTRICTED STOCK AWARD AGREEMENT dated as of December 5, 2012 (the “Agreement”) to which this Consent is attached as Exhibit A and that I know its contents.  Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement.  I am aware that by its provisions the Granted Shares granted to my spouse/domestic partner pursuant to the Agreement are subject to a Lapsing Forfeiture Right in favor of Warren Resources, Inc. (the “Company”) and that, accordingly, I may be required to forfeit to the Company any or all of the Granted Shares of which I may become possessed as a result of a gift from my spouse/domestic partner or a court decree and/or any property settlement in any domestic litigation.

I hereby agree that my interest, if any, in the Granted Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Granted Shares shall be similarly bound by the Agreement.

I agree to the Lapsing Forfeiture Right described in the Agreement and I hereby consent to the forfeiture of the Granted Shares to the Company by my spouse/domestic partner or my spouse/domestic partner’s legal representative in accordance with the provisions of the Agreement.  Further, as part of the consideration for the Agreement, I agree that at my death, if I have not disposed of any interest of mine in the Granted Shares by an outright bequest of the Granted Shares to my spouse/domestic partner, then the Company shall have the same rights against my legal representative to exercise its rights to the Granted Shares with respect to any interest of mine in the Granted Shares as it would have had pursuant to the Agreement if I had acquired the Granted Shares pursuant to a court decree in domestic litigation.

I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT.  I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

Dated as of the                day of                                 , 20    .

Print name: